Exhibit 10.5
AGREEMENT FOR MODIFICATION OF LEASE
AND VOLUNTARY SURRENDER OF PREMISES
This Agreement for Modification of Lease and Voluntary Surrender of Premises (this “Agreement”) is made and entered into as of May 2, 2023, by and between ARE-EAST JAMIE COURT, LLC, a Delaware limited liability company (“Landlord”), and APPLIED MOLECULAR TRANSPORT INC., a Delaware corporation (“Tenant”), with reference to the following:
RECITALS
A.    Landlord and Tenant are parties to that certain Lease Agreement dated as of February 5, 2021, as amended by that certain First Amendment to Lease dated as of July 28, 2021, as further amended by that certain Second Amendment to Lease dated as of February 24, 2022, and as further amended by that certain Third Amendment to Lease effective as of March 31, 2023 (as amended, the “Lease”). Pursuant to the Lease, Tenant leases approximately 54,576 rentable square feet of space (the “Premises”) in the building located at 450 East Jamie Court, South San Francisco, California (the “Building”), as more particularly described in the Lease. Capitalized terms used herein without definition shall have the meanings defined for such terms in the Lease.
B.     Tenant has advised Landlord that Tenant may Default under the Lease if the term of the Lease were to continue to its scheduled expiration date of February 28, 2029. As such, Tenant has requested, and Landlord has agreed, to modify the Lease as provided for in and subject to the terms of this Agreement to, among other things, accelerate the expiration date of the term of the Lease which would relieve Tenant of substantial monetary and other obligations that would otherwise be due under the Lease as result of such Default.
NOW, THEREFORE, in consideration of the foregoing and of the mutual promises made herein, and for other good and valuable consideration the receipt of which is hereby acknowledged, Landlord and Tenant agree as follows:
1.    Modification of Lease. Landlord and Tenant hereby agree as follows:
a.    The scheduled expiration date of the Base Term of the Lease for the Premises shall be accelerated to the date (as applicable, the “Termination Date”) that is the earlier of (i) 91 days after the date of this Agreement (the “Outside Termination Date”), and (ii) such earlier date that Landlord elects to terminate the Lease after the Early Vacate Date (as defined below), pursuant to the Accelerated Termination Right (as defined below) with respect to all or any portion of the Premises;
b.    Notwithstanding anything to the contrary contained in this Agreement, Landlord shall have the right (“Accelerated Termination Right”) any time during the Option Period (as defined below), by delivery of not less than 5 business days’ advance written notice to Tenant (“Accelerated Termination Notice”), to further accelerate the Termination Date with respect to all or any portion of the Premises to a date prior to the Outside Termination Date, whereupon the term of the Lease shall automatically terminate with respect to the portion of the Premises identified in the Accelerated Termination Notice on the date specified in such Accelerated Termination Notice; and
c.    From and after the Termination Date, Tenant’s Re-Occupancy Right (as defined below) with respect to the Premises shall automatically lapse.
d.    Notwithstanding anything to the contrary contained in the Lease or this Agreement, to the extent that Landlord has not exercised the Accelerated Termination Right, Tenant may vacate the Premises any time during the period commencing on March 31, 2023 (the “Option Period Commencement Date”), through the day immediately preceding the Outside Termination Date (the “Option Period”). Landlord and Tenant acknowledge and agree that Tenant elected to vacate the Premises as of April 6, 2023 (the “Early Vacate Date”).
e.    If Tenant vacates the Premises on the Early Vacate Date (subject to Section 1(e)(ii)) in accordance with the terms of Section 2 below, then:
(i)    So long as Tenant does not elect to exercise its Re-Occupancy Right, Tenant shall, from and after April 1, 2023, not be required to pay any further Base Rent, Operating Expenses, or any other monthly financial obligations arising under the Lease or make any improvements or perform any repairs that would be considered capital expenditures after the Early Vacate Date and shall not be liable for any loss, cost, claim, liability or damage due to the access by Walking Fish or any other party through the Premises after the Early Vacate Date; and
(ii)    Notwithstanding anything to the contrary contained in this Agreement, Tenant’s facilities personnel and invitees may use and access the Premises between the Early Vacate Date and May 31, 2023 for administrative purposes and to (x) complete Tenant’s surrender of the Premises as provided for in this Agreement and (y) subject to the provisions of the last sentence of this paragraph, auction and remove

Tenant’s laboratory and manufacturing equipment from the Premises, provided that Tenant does not unreasonably interfere with the activities of Landlord or any Landlord Related Party (if any) then occurring within the Premises. For purposes of this Section 1(e), “Tenant’s facilities personnel” shall mean only those Tenant employees responsible for performing the work described in the first sentence of this paragraph, including the vacation and surrender of the Premises to Landlord pursuant to the terms of this Agreement, and not Tenant’s other day-to-day employees. Provided Tenant does not elect to exercise its Re-Occupancy Right, Tenant shall not be required to perform any obligation of Tenant under the Lease first arising under the Lease with respect to the period commencing on June 1, 2023, through the Termination Date, including, without limitation, maintenance of insurance coverage and performance of repair and maintenance obligations. Nothing contained herein is intended to release Tenant from any obligations or liabilities under the Lease (other than payment of Base Rent, Operating Expenses, or any other monthly financial obligations arising under the Lease or as otherwise described in Section 1(e)(i)) during the period that Tenant’s facilities personnel and invitees access the Premises as provided for in this paragraph. Notwithstanding anything to the contrary contained herein, in no event shall Tenant have the right to remove or auction any laboratory equipment or other items paid for in whole or in part by Landlord (including, without limitation, with the Allowance and/or Additional Allowance and/or as part of the Tenant Improvements provided by Landlord) and the same shall be surrendered with the Premises.
f.    If, notwithstanding Tenant’s election above with respect to the Early Vacate Date, Tenant does not vacate the Premises by the Early Vacate Date (other than as provided for in Section 1(e)(ii)), then from and after April 1, 2023 through the Termination Date, Tenant shall pay Base Rent, Operating Expenses and all other obligations of Tenant under the Lease with respect to the Premises.
2.     Option to Early Vacate. Landlord and Tenant hereby agree, subject to Tenant’s satisfaction (or Landlord’s waiver) of all of the terms and conditions set forth in this Agreement and subject to Tenant’s Re-Occupancy Right (defined below), that (a) Tenant shall, on the Early Vacate Date, voluntarily quit and vacate the Premises in the condition that exists as of the date of this Agreement, subject to Force Majeure, except Tenant shall, without causing damage to the Premises or the Project, remove all of its property by May 31, 2023, as provided in Section 1(e)(ii) above, and decommission the Premises in accordance with the plan required under Section 28 of the Lease and shall deliver to Landlord evidence that the approved plan has been completed to the reasonable satisfaction of Landlord and its environmental consultant by no later than May 31, 2023, (b) commencing on the Early Vacate Date, subject to Tenant’s Re-Occupancy Right and the provisions of Section 1(e)(ii) above, Tenant shall have no right to enter, use, sublease or occupy the Premises, (c) commencing on the Early Vacate Date and continuing through and until the Termination Date, Tenant agrees to cooperate with Landlord as provided in Section 3 below, which cooperation shall include, without limitation, Tenant’s provision to Landlord and Landlord’s employees, agents, contractors and invitees (each, a “Landlord Party”), full access to the Premises, subject to the terms of Section 32 of the Lease (“Landlord’s Access Right”), (d) Tenant hereby waives all claims it might have, if any, against Landlord and any other Landlord Party in connection with the exercise of Landlord’s Access Right (including, without limitation, any claim for rent abatement) except to the extent caused by Landlord’s or any Landlord Party’s willful misconduct or negligence, and (e) Tenant’s surrender of the Premises in the condition described herein shall satisfy Tenant’s obligations within the Lease regarding surrender and vacating the Building except that, to the extent that Tenant fails to surrender the Premises free of Hazardous Materials as expressly required under the Lease, Tenant shall remain responsible for the same.
3.    Landlord Alteration Work. Tenant acknowledges having been advised by Landlord that Landlord will be commencing Landlord Alteration Work (as defined below) on the ground floor of the Premises commencing on May 16, 2023. From and after the Early Vacate Date and continuing through and until the Termination Date, Tenant agrees to cooperate with Landlord in all matters relating its lease of the Premises at no material cost to Tenant including, without limitation, if Landlord elects to undertake construction and/or alterations with respect to the Premises that do not unreasonably interfere with Tenant’s rights under Section 1(e)(ii) (the “Landlord Alteration Work”), and Landlord’s Access Right shall include the right to access the Premises to perform such Landlord Alteration Work subject to Section 32 of the Lease (“Landlord’s Alteration Right”). Notwithstanding anything to the contrary contained in the Lease (as amended hereby), any Landlord Alteration Work shall be without cost, expense or liability to Tenant (except to the extent such cost, expense or liability arises from the negligence or willful misconduct of Tenant or any Tenant Parties). Notwithstanding the foregoing, if Tenant has exercised its Re-Occupancy Right with respect to the Premises, Landlord’s right to continue to access the Premises and perform the Landlord Alteration Work shall terminate effective as of the Re-Occupancy Date.
4.     Lease Modification Payment. Landlord and Tenant hereby agree that, as consideration for entering into this Agreement (including without limitation Landlord’s agreement to forego collection of any Base Rent, Operating Expenses, and/or any other monthly financial obligations arising under the Lease from and after the Early Vacate Date on the terms set forth in Section 1(e)), Tenant shall pay to Landlord an amount equal to $5,380,000 (the “Lease Modification Payment”) and Landlord shall have the right to immediately draw down and retain the full amount of the Letter of Credit serving as the Security Deposit in the amount of $916,300. Tenant has already delivered $630,000 of the Lease Modification Payment to Landlord, and Tenant shall deliver the remainder of the Lease Modification Payment in the amount of $4,750,000 to Landlord concurrent with Tenant’s delivery to Landlord of a copy of this Agreement signed by Tenant.

5.    Reconciliation of Operating Expenses. There shall be no reconciliation of Operating Expenses under the Lease, including for calendar years 2022 and 2023, and each party waives any claims against the other for overpayments and/or underpayments of Operating Expenses with respect to such periods.
6.     Tenant’s Re-Occupancy Right. If Tenant has elected to vacate the Premises and vacated the Premises in accordance with this Agreement, then, any time following the Early Vacate Date and prior to the Termination Date, Tenant may, upon 15 days’ prior written notice to Landlord (such notice, the “Re-Occupancy Notice”), elect to re-occupy all or any portion of the Premises, with such re-occupancy commencing on the date set forth in the Re-Occupancy Notice (the “Re-Occupancy Date”) and continuing through and until the Termination Date (such option, the “Re-Occupancy Right”). In the event that Tenant elects to exercise its Re-Occupancy Right pursuant to this Section 6, Tenant acknowledges and agrees that the following shall apply and shall be conditions thereto:
a.Tenant shall accept the Premises in its then-current “AS IS” condition on the Re-Occupancy Date, which Tenant acknowledges may be a condition different than the condition of the Premises that existed as of the Early Vacate Date;
b.Concurrently with Tenant’s delivery of the Re-Occupancy Notice and notwithstanding Tenant’s payment of the Lease Modification Fee to Landlord and Landlord’s application of the Security Deposit as provided in Section 5 above, Tenant shall deliver funds to Landlord equal to the amount of Base Rent and Operating Expenses and all other amounts that would have been payable under the Lease for the period commencing on April 1, 2023 through the Re-Occupancy Date but for the abatement provided for in Section 1(e) above;
c.Tenant shall be deemed to have waived any and all claims against Landlord and any other Landlord Party in connection with any exercise of Landlord’s Access Right, Landlord’s Alteration Right and any construction or alterations made in connection therewith (including, without limitation, any claim for rent abatement). Following Tenant’s exercise of its Re-Occupancy Right, Landlord’s Access Right under this Agreement shall terminate as of the Re-Occupancy Date; and
d.Tenant’s re-occupancy of the Premises shall be subject to all of the terms and conditions of the Lease (as amended hereby), including, without limitation, the Accelerated Termination Right and Tenant’s obligation to pay Base Rent, Operating Expenses and any other obligations of Tenant under the Lease with respect to the Premises through the Outside Termination Date.
7.     No Further Obligations. Other than enforcement of the provisions contained in this Agreement and provided no action is taken by or on behalf of Tenant to recover any portion of the Lease Modification Payment, the Security Deposit, or any other amounts Tenant has paid, or is required to pay to Landlord under the terms of this Agreement, Landlord and Tenant each agree that the other is excused as of the Termination Date from any further obligations under the Lease, excepting only such obligations under the Lease which are, by their terms, intended to survive termination of the Lease. Nothing contained herein shall limit Tenant’s obligations to surrender the Premises in the condition and in accordance with the requirements of this Agreement nor release Tenant from its obligations to surrender the Premises free of Hazardous Materials as required under the Lease. In addition, nothing herein shall be deemed to limit or terminate any common law or statutory rights Landlord may have with respect to Tenant in connection with any hazardous materials or for violations of any governmental requirements or requirements of applicable law.
8.     Transfer of Furniture, Fixtures and Equipment. Tenant shall abandon certain furniture, fixtures and equipment to Landlord pursuant to the Bill of Sale attached hereto as Exhibit A.
9.     No Assignment. Each party represents and warrants that, except for the sublease by Tenant to Walking Fish Therapeutics, Inc. (“Walking Fish”), with respect to a portion of the third floor of the premises originally leased under the Lease, it has not assigned, mortgaged, subleased, pledged, encumbered or otherwise transferred any interest in the Lease and that it holds the interest in the Premises as set forth in the Lease as of the date of this Agreement. Landlord represents that, as of the date of this Agreement, there is no existing Mortgage encumbering the Project.
10.    No Modification. This Agreement may not be modified or terminated except in writing signed by all parties.
11.    Successors and Assigns. The covenants and agreements herein contained shall inure to the benefit and be binding upon the parties and their respective successors and assigns.
12.    Acknowledgment. Tenant acknowledges that it has read the provisions of this Agreement, understands them, and is bound by them. Time is of the essence in this Agreement.

13.    Conflict of Laws; Attorneys’ Fees. In the event of a dispute between the parties, the prevailing party shall be entitled to have its reasonable attorneys’ fees and costs paid by the other party. This Agreement shall be governed by the laws of the State of California.
14.     OFAC. Tenant is currently (a) in compliance with and shall at all times during the Term of the Lease remain in compliance with the regulations of the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of Treasury and any statute, executive order, or regulation relating thereto (collectively, the “OFAC Rules”), (b) not listed on, and shall not during the term of the Lease be listed on, the Specially Designated Nationals and Blocked Persons List, Foreign Sanctions Evaders List or the Sectoral Sanctions Identifications List, which are all maintained by OFAC and/or on any other similar list maintained by OFAC or other governmental authority pursuant to any authorizing statute, executive order, or regulation, and (c) not a person or entity with whom a U.S. person is prohibited from conducting business under the OFAC Rules.
15.     Counterparts. This Agreement may be executed in 2 or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature process complying with the U.S. federal ESIGN Act of 2000) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes. Electronic signatures shall be deemed original signatures for purposes of this Agreement and all matters related thereto, with such electronic signatures having the same legal effect as original signatures.
16.    Brokers. Landlord and Tenant each represents and warrants that it has not dealt with any broker, agent or other person (collectively, “Broker”) in connection with the transaction reflected in this Agreement and that no Broker brought about this transaction. Landlord and Tenant each hereby agree to indemnify and hold the other harmless from and against any claims by any Broker claiming a commission or other form of compensation by virtue of having dealt with Tenant or Landlord, as applicable, with regard to this Agreement.
17.    Contingency. Unless waived by Tenant, this Agreement is contingent on the execution and delivery of a side letter by Walking Fish, Tenant and Landlord which includes, among other things, the following language:
“ARE has provided Walking Fish with the form of Direct Lease that ARE would, subject to Walking Fish complying with the terms of such Direct Lease, be willing to mutually execute with Walking Fish. Accordingly, Walking Fish agrees that this constitutes an agreement from ARE as described in the last sentence of Section 22 of the Sublease and so AMT’s modifications of the Master Lease to remove the Subleased Premises and then terminate the Master Lease are permitted under the Sublease.”
[Signatures are on the next page]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

TENANT:	APPLIED MOLECULAR TRANSPORT INC., a Delaware corporation

	By:		/s/ Earl Douglas
	Name:		Earl Douglas
	Its:		Executive VP, General Counsel

☒ I hereby certify that the signature, name, and title above are my signature, name and title.

LANDLORD:	ARE-EAST JAMIE COURT, LLC, a Delaware limited liability company

	By:	ALEXANDRIA REAL ESTATE EQUITIES, L.P., a Delaware limited partnership, managing member

		By:	ARE-QRS Corp., a Maryland corporation, general partner

			By:	/s/ Kristen Childs
			Its:	Vice President - Real Estate

Exhibit A
Bill of Sale and Assignment
THIS BILL OF SALE AND ASSIGNMENT (“Bill of Sale”) is made as of May 2, 2023, by APPLIED MOLECULAR TRANSPORT INC., a Delaware corporation (“Tenant”), to ARE-EAST JAMIE COURT, LLC, a Delaware limited liability company (“Landlord”).
RECITALS
A.    Landlord and Tenant are parties to that certain Lease Agreement dated as of February 5, 2021, as amended by that certain First Amendment to Lease dated as of July 28, 2021, and as further amended by that certain Second Amendment to Lease dated as of February 24, 2022 and as further amended by that certain Third Amendment to Lease effective as of March 31, 2023 (as amended, the “Lease”). Pursuant to the Lease, Tenant leases approximately 54,576 rentable square feet of space (the “Premises”) located at 450 East Jamie Court, South San Francisco, California (the “Building”), as more particularly described in the Lease. Capitalized terms used herein without definition shall have the meanings defined for such terms in the Lease.
B.    Landlord and Tenant have entered into that certain Agreement for Modification of Lease and Voluntary Surrender of Premises on or about the date hereof (the “Modification Agreement”). The Modification Agreement requires Tenant to convey to Landlord all of Tenant’s right, title and interest in, to and under the Personal Property (as defined below) located in the Premises in connection with Tenant’s surrender of the Premises.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Tenant hereby agrees as follows:
1.Unless the context otherwise requires, all capitalized terms used but not otherwise defined herein shall have the respective meanings provided therefor in the Lease.
2.Tenant does hereby unconditionally, absolutely, and irrevocably grant, bargain, sell, transfer, assign, convey, set over and deliver unto Landlord on the Termination Date (as defined in the Modification Agreement) all of Tenant’s right, title and interest in and to all furniture, fixtures and equipment located within the Premises owned by Tenant as more particularly described on Schedule 1 attached hereto (collectively, the “Personal Property”). Tenant shall provide Landlord with the date(s) that Tenant acquired the Personal Property and the purchase price(s) paid by Tenant for the Personal Property.
3.Tenant represents and warrants that its title to the Personal Property is free and clear of all liens, mortgages, pledges, security interests, prior assignments, encumbrances and claims of any nature.
4.The conveyance herein shall be on an “AS-IS, WHERE-IS” basis without representation or warranty of any kind except as expressly set forth herein or in the Modification Agreement.
5.This Bill of Sale shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns.
6.This Bill of Sale and the legal relations of the parties hereto shall be governed by and construed and enforced in accordance with the laws of the State of California, without regard to its principles of conflicts of law.
7.Tenant represents and warrants as of the date hereof that the individual signing this Bill of Sale on behalf of Tenant is authorized to do so.

IN WITNESS WHEREOF, this Bill of Sale was made and executed as of the date first above written.
TENANT:     APPLIED MOLECULAR TRANSPORT INC., a Delaware corporation

By:	/s/ Earl Douglas
Name:	Earl Douglas
Its:	Executive VP, General Counsel
☒ I hereby certify that the signature, name, and title above are my signature, name and title

Schedule 1

Personal Property
•All furniture, fixtures and equipment located within the Premises owned by Tenant, but specifically excluding the laboratory and manufacturing equipment that Tenant is selling pursuant to Section 1(e)(ii) of the Modification Agreement.
•The following furniture, fixtures and equipment owned by Tenant which is located in Suite 300 of the Building (which is being occupied by Walking Fish Therapeutics, Inc.):
    3